UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2019

AKERNA CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-39096	83-2242651
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Arapahoe St., Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 932-6537

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KERN	NASDAQ Capital Market
Warrants to purchase one share of Common Stock	KERNW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Termination of Ruth Ann Kraemer as Chief Financial Officer

On December 17, 2019, the Company terminated the employment of Ruth Ann Kraemer as Chief Financial Officer and Secretary of the Company, effective immediately.

Appointment of John Fowle as Chief Financial Officer

On December 17, 2019, the board of directors (the “Board”) of Akerna Corp. (the “Company”) appointed John Fowle as the Company’s Chief Financial Officer and Secretary, which the Company announced on December 23, 2019.

Prior to joining the Company, from May 2019 through December 2019, Mr. Fowle served as Chief Financial Officer of Rev360, an optometry software and business services company. During that time, Mr. Fowle oversaw the company’s financial operations and risk management functions; and supported the company’s strategic divestiture of the software business unit. From July 2015 through December 2019, Mr. Fowle served as Vice President, Corporate Controller and Officer of Welltok, Inc., an emerging-growth, data-driven, enterprise SaaS company that delivers the healthcare industry’s leading consumer activation platform. From May 2013 through July 2015, Mr. Fowle served as Corporate Controller of Clarient Diagnostic Services, Inc., a NeoGenomics Company, a specialty molecular biology laboratory focused on cancer diagnostics, testing and research. Prior to that, Mr. Fowle held a variety of increasingly responsible senior financial management positions in GE Healthcare, Panasonic Avionics and Freedom Communications. Mr. Fowle holds a Bachelor of Science degree in Business Administration from the University of Southern California, a Master of Business Administration from the University of California, Irvine, and is a Certified Public Accountant.

There is no arrangement or understanding between Mr. Fowle and any other person pursuant to which she was selected as an officer of the Company. Additionally, there are no family relationships between any director or executive officer of the Company and Mr. Fowle.

The Company and Mr. Fowle entered into a letter agreement, dated December 17, 2019 (the “Letter Agreement”) in connection with Mr. Fowle’s appointment as the Company’s Chief Financial Officer. The Letter Agreement provides for an at-will employment relationship. Mr. Fowle will receive an annual base salary of $200,000. Mr. Fowle may be eligible for a bonus. In connection with Mr. Fowle’s entrance into the Letter Agreement, he received a grant of approximately $800,000 of restricted stock units, which will vest as to 25% on the first anniversary of the grant date, as to the next 25% on the second anniversary of the grant date, as to the next 25% on the third anniversary of the grant date and as to the remaining 25% on the fourth anniversary of the grant date. Mr. Fowle is entitled to participate in employee benefits.

The Company also entered into an employee covenant agreement with Mr. Fowle (the “Covenant Agreement”), which obligates Mr. Fowle from disclosing any confidential information, including without limitation, trade secrets. The Covenant Agreement also prohibits Mr. Fowle during the term of his employment and for a period of two years after his employment from soliciting any customer, client, employee, supplier or vendor of the Company, and rendering any services or giving advice to any competitor or affiliate of a competitor. The Covenant Agreement also requires Mr. Fowle to return all Company property and disclose all work product to the Company.

This summary description is qualified in its entirety by reference to the Letter Agreement and the Covenant Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The press release the Company issued on December 23, 2019, in which it announced the appointment of Mr. Fowle, is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Letter Agreement, dated December 17, 2019, by and between Akerna Corp. and John Fowle

10.2	Covenant Agreement, dated December 17, 2019, by and between Akerna Corp. and John Fowle

99.1	Press Release, dated December 23, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2019	AKERNA CORP.

	By:	/s/ Jessica Billingsley
	Name:	Jessica Billingsley
	Title:	Chief Executive Officer

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